Exhibit 10.35

Service Agreement (RoW)

20190629

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

SERVICE AGREEMENT

Volvo Car Corporation

and

Polestar New Energy Vehicle Co. Ltd.

Manufacturing engineering, logistic and procurement services worldwide related to Polestar 3 car model

Service Agreement (RoW)

20190629

APPENDICES

Appendix 1.1—Service Specification Manufacturing Engineering and Logistics

Appendix 1.2—Service Specification Direct Material Procurement

Appendix 2—Fee

Appendix 3—Governance and Changes Structure

Service Agreement (RoW)

20190629

This SERVICE AGREEMENT (this “Agreement”) is entered into on 30 June 2019 and made between:

(1)	Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”); and

(2)	Polestar New Energy Vehicle Co. Ltd., Reg. No. 91510100MA6BX1H33P, a limited liability company incorporated under the laws of the People’s Republic of China (“Polestar”).

Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.	Volvo Cars is an experienced manufacturer of Volvo branded cars. It is understood that Volvo Cars is not normally a service provider.

B.	Polestar is engaged in manufacturing and sale of Polestar branded high-end electric performance cars.

C.	The Parties have agreed that Volvo Cars shall provide services concerning the Polestar Vehicle to Polestar.

D.	In light of the foregoing, the Parties have agreed to execute this Agreement.

1.	DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

“Affiliate” means

(a)	for Polestar, any of the below legal entities (other than Polestar) and any other legal entity that, directly or indirectly, is controlled (individually or jointly) by:

(i)	Polestar Automotive (Shanghai) Co., Ltd;

(ii)	Polestar New Energy Vehicle Co., Ltd.;

(iii)	Polestar Holding AB; or

(iv)	Polestar Performance AB; and

(b)	for Volvo Cars, Volvo Car AB and any other legal entity that, directly or indirectly, is controlled by Volvo Car AB, however, for the avoidance of doubt, not Polestar or its Affiliates;

Service Agreement (RoW)

20190629

“control” for this purpose meaning ownership or control of at least one-hundred per cent (100%) with regard to Polestar Affiliates, and fifty per cent (50%) with regard to Volvo Cars Affiliates of the voting stock, partnership interest or other ownership interest of such legal entity. The Parties, however, agree to renegotiate this definition of “Affiliate” in good faith if it in the future does not reflect the Parties’ intention at the time of signing this Agreement due to a restructuring or reorganisation in relation to either of the Parties.

“Agreement” means this Service Agreement including all of its Appendices as amended from time to time.

“Appendix” means the appendices to this Agreement.

“Background IP” means the Intellectual Property Rights either;

(a)	owned by either of the Parties; or

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Agreement, and any Intellectual Property Rights developed independently of this Agreement.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

“Fee” means the fee to be paid by either Party to the other Party hereunder in accordance with what is set out in Appendix 2 to this Agreement.

“Force Majeure Event” shall have the meaning set out in Section 13.1.1 below.

Service Agreement (RoW)

20190629

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Agreement.

“Intellectual Property Rights” means Patents, Non-patented IP, Know-How and rights in Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Agreement.

“Patent” means any patent, patent application, or utility model, whether filed before, on or after the execution of this Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

“Polestar Vehicle” means the Polestar branded vehicle model Polestar 3.

“Results” shall mean any outcome of the Services provided to Polestar under this Agreement (including but not limited to any IP, technology, patents, designs, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Volvo Cars) and any other outcome or result of the Services to be performed by Volvo Cars as described in the relevant Appendix 1.1 and Appendix 1.2, irrespective of whether the performance of the Services has been completed or not.

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

“Services” means the services provided from Volvo Cars to Polestar as specified in Appendix 1.1 and Appendix 1.2.

Service Agreement (RoW)

20190629

“SPA2” means Volvo Cars modular product architecture that enables integration of hybrid electric vehicles and battery electric vehicles in the same vehicle model.

“Territory” means all countries in the world except China.

“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Agreement.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against third parties.

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

The right to “have made” is the right of the Parties in their capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for the Parties and does not include the right to grant sub-licenses to another person to make for such person’s own use or use other than for the Parties.

“Volvo IP” means Know-How, Intellectual Property Rights and all other deliverables and/or materials either

(a)

(i) owned by Volvo Cars, or (ii) created, developed or invented by directors, managers, employees or consultants of Volvo Cars (to which Volvo Cars has licensed rights instead of ownership and the right to grant a sub-license), during or prior to the execution of this Agreement or during the term of the Agreement, or

(b)	licensed by Volvo Cars from any Third Party to which Volvo Cars has the right to grant a sub-license and/or to assign such license to Polestar.

“Way Of Working” means the level of way of working set out in Section 2.2.2 below.

Service Agreement (RoW)

20190629

2.	SCOPE OF THE AGREEMENT

2.1	General

2.1.1

The Parties have agreed that Volvo Cars shall provide to Polestar manufacturing engineering, logistic and procurement services related to the Polestar Vehicle. It is acknowledged that such work will be conducted in accordance with the standards that Volvo Cars is using in its internal projects.

2.1.2

The Polestar Vehicle is the first car launched based on the Volvo Cars SPA2. The start of production of SPA2 and the Polestar Vehicle is planned [***] and the pre-requisite for this Agreement is that the Polestar Vehicle will be produced solely in the Volvo Cars Chengdu plant in China. The Polestar Vehicle will be offered with electrified powertrains only. The Polestar Vehicle is a new top-hat, but has a high degree of shared systems with Volvo Cars vehicles.

2.1.3	Polestar wishes to obtain such services in relation to the Polestar Vehicle.

2.1.4	Upon Polestar’s request, the Parties have agreed that the Fee shall be a fixed price. Polestar will pay the fixed price irrespectively of their actual usage of the Services.

2.1.5	The Appendices shall be considered an integral part of this Agreement and any reference to the Agreement shall include the Appendices.

2.1.6

In the event there are any contradictions or inconsistencies between the terms of this Agreement and the appendices hereto, the Parties agree that they shall prevail over each other in the following order if not specifically stated otherwise in such document or the context or circumstances clearly suggest otherwise:

(a)	this Agreement;

(b)	Appendix 1.1- Service Specification Manufacturing Engineering and Logistics and Appendix 1.2- Service Specification Direct Material Procurement;

(c)	Appendix 2—Governance and Changes Structure;

(d)	Appendix 3—Fee.

2.2	Way of Working

2.2.1

Before entering into this Agreement, Polestar has been informed about the service processes and procedures that Volvo Cars is applying for its internal work and which Volvo Cars will be using for the Services under this Agreement.

Service Agreement (RoW)

20190629

2.2.2

Under this Agreement, Volvo Cars shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the work to be performed, including being fully acquainted with Polestar’s specific requirements. Volvo Cars shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Agreement. Volvo Cars shall work according to the same standard of care and professionalism that is done in Volvo Cars’ internal projects. Such standard of care and professionalism, as well as Volvo Cars’ performance of its undertakings under this Agreement, shall however at all times correspond to Industry Standard. If Volvo Cars uses its Affiliates and/or subcontractors to perform its responsibilities under this Agreement, the same way of working shall apply as if such performance was made by Volvo Cars itself.

2.2.3

Volvo Cars shall ensure that it has sufficient resources to perform its responsibilities under this Agreement. Furthermore, Volvo Cars undertakes to ensure that the Services will not be given lower priority than other Volvo Cars internal similar projects.

2.2.4

Polestar shall ensure that it has sufficient resources to perform its responsibilities under this Agreement and in particular provide Volvo Cars timely with necessary instructions and decisions requested by Volvo Cars, as required for Polestar to fulfil its responsibilities under this Agreement. Furthermore, Polestar shall use professional and skilled personal for the responsibilities to be performed.

3.	SERVICES

Volvo Cars undertakes to provide to Polestar manufacturing engineering, logistic and procurement services, jointly referred to as Services. The rights and obligations for providing the Services are covered under this Section 3.

3.1	Provision of services

3.1.1	Specification of Services

3.1.1.1

The Parties have agreed upon the scope and specification of the Services provided under this Agreement in Appendix 1.1 and Appendix 1.2. The Services shall be provided for the Territory. The costs for the Services have been calculated and set based on i.a. costs and timing as set out in the Appendix 1.1 and Appendix 1.2.

3.1.2	Making available the Results

3.1.2.1

Volvo Cars shall make the Results (or if not finalised, any part of the Results that has been finalised) available to Polestar within the timeframes specified in Appendix 1.1 and Appendix 1.2, but under all circumstances promptly after any part of the Results has been finalised.

Service Agreement (RoW)

20190629

3.1.3	Subcontractors

3.1.3.1	The Parties acknowledge that Volvo Cars may use its Affiliates and/or subcontractors to perform the Services under this Agreement, provided that Volvo Cars informs Polestar thereof.

3.1.3.2

Volvo Cars shall however remain responsible for the performance, and any omission to perform or comply with the provisions in this Section 3, by any Affiliate to Volvo Cars and/or any subcontractor to the same extent as if such performance or omittance was made by Volvo Cars itself. Volvo Cars shall also remain Polestar’s sole point of contact unless otherwise agreed.

3.2	Service Requirements

3.2.1	All Services shall be performed in accordance with the requirements set forth in this Agreement, including Appendix 1.1 and Appendix 1.2.

3.2.2

Polestar shall provide Volvo Cars with instructions as reasonably required for Volvo Cars to be able to carry out the Services. Volvo Cars must continuously inform Polestar of any needs of additional instructions or specifications required to perform the Services.

3.3	Intellectual Property Rights

3.3.1	Ownership of existing Intellectual Property Rights.

3.3.1.1

Each Party remains the sole and exclusive owner of (i) any Background IP and other Intellectual Property Rights owned prior to the execution of the Services under this Agreement, (ii) any Intellectual Property Rights developed independently of the Services in this Section 3, and (iii) any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party.

3.3.1.2	Nothing in this Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

3.3.2	Ownership of Results.

3.3.2.1

In the event any Results are created as a result of the Services provided by Volvo Cars (or if applicable, any of its appointed Affiliates or subcontractors) under this Agreement, the Parties agree that Volvo Cars shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Volvo Cars. Volvo Cars shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results.

Service Agreement (RoW)

20190629

3.4	License grant

3.4.1

Volvo Cars hereby grants to Polestar a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)) and non- assignable license to, within the Territory:

(a)	Use, in whole or in part, the Results;

(b)

if applicable, Use any Background IP embedded in or otherwise used in the development of the Results to the extent such license is necessary or reasonably necessary to make Use of the license granted to the Results; and

(c)

design, engineer, Use, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Results and any Background IP referred to in (a) and (b) above, in whole or in part.

3.4.2

The license granted to Polestar in accordance with Section 3.4.1 shall be fully sublicensable to Polestar’s Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Volvo Cars, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Volvo Cars is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Volvo Cars shall be free to Use and to grant licenses to the Results and any Background IP to Volvo Cars’ Affiliates and any Third Parties without prior written consent from Polestar.

3.4.3

Notwithstanding anything to the contrary in this Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

3.5	Polestar brand name

3.5.1

For sake of clarity, it is especially noted that this Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind.

3.5.2

This means that this Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

Service Agreement (RoW)

20190629

3.6	Volvo brand name

3.6.1

Correspondingly, it is especially noted that this Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

3.6.2

This means that this Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

4.	FEE, PAYMENT TERMS

4.1	Fee

4.1.1

In consideration of the Services provided hereunder and the Parties’ performance of their respective obligations under this Agreement, each Party agrees to pay to the other Party the Fee under the payments terms as described in Appendix 2.

5.	AUDITS

5.1.1

During the term of this Agreement, Polestar shall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars’ books and records related to the Services and the premises where the work to finalise the Services is carried out, in order to conduct quality controls and otherwise verify the statements rendered in this Agreement.

5.1.2

Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Services do not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations. Volvo Cars shall, upon notice from Polestar, take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to relevant governance forum on high governance level.

Service Agreement (RoW)

20190629

6.	DELAYS ETC.

6.1	Delay

6.1.1

In the event Volvo Cars risks not to meet an agreed deadline or is otherwise in delay with the performance of the Services, Volvo Cars shall appoint additional resources in order to avoid the effects of the anticipated delay or the delay (as the case may be). Related costs shall be included in the Fee.

6.2	Effects of Polestar’s actions

6.2.1

Notwithstanding what is set out above in this Section 6, Polestar shall be responsible for costs relating to delays which are due to Polestar’s non-fulfillment of any of its obligations under this Agreement. Further, any such delays which are due to Polestar shall give a corresponding extension of time to Volvo Cars for meeting any time plan.

7.	WARRANTIES

7.1	General warranties

Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)

the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

8.	INDEMNIFICATION

8.1	General

8.1.1

The Parties acknowledge that all Services are provided to Polestar on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 7.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law.

Service Agreement (RoW)

20190629

8.1.2

In addition, Volvo Cars does not make any warranties or representations as regards the functionality of any Volvo Cars’ Background IP in relation to the Polestar Vehicle. Polestar hereby releases Volvo Cars from all liability (and accordingly, cannot claim damages, compensation, price reduction etc.) in respect of errors, defects and deficiencies in any Volvo Cars’ Background IP of whatever kind, whether visible or latent, including but not limited to errors of fact or law, errors regarding right of disposition, physical defects and deficiencies and damages arising due to product liability.

8.1.3

The principles set out in this Section 8 is reflected in the Fee and the fact that Volvo Cars is not a supplier or consultant of systems or technical solutions, but merely a car manufacturer which normally only develops technical solutions for its own business purposes.

8.1.4

The principles set forth in this Section 8 are exclusive. Without limiting the generality of the foregoing in this Section 8, the Parties agree that no other remedy whatsoever under any statute, law or legal principle shall be available to Polestar in relation to the licenses and/or work to be granted and/or performed by Volvo Cars hereunder.

8.2	Polestar’s indemnification

8.2.1

Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings, arising out of or in connection with Polestar’s use of any Volvo Cars’ Background IP, including but not limited to any Third Party claims on Intellectual Property Rights infringement.

8.2.2

Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings sustained by any of them, arising from any Third Party with respect to the death or injury to any person, or damage to property, by whomsoever suffered, resulting or claimed to have resulted from any fault or defect in the Polestar Vehicle or Other Polestar Branded Vehicles.

8.2.3

Volvo Cars shall after receipt of notice of a claim related to Polestar’s use of any Volvo Cars’ Background IP from Volvo Cars, or a claim which may reasonably be indemnifiable pursuant to Section 8.2.2 above notify Polestar of such claim in writing and Polestar shall following receipt of such notice, to the extent permitted under

Service Agreement (RoW)

20190629

applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Polestar shall at all times keep Volvo Cars informed of the status and progress of the claim and consult with Volvo Cars on appropriate actions to take. If Polestar fails to or chooses not to take actions to defend Volvo Cars within a reasonable time, or at any time ceases to make such efforts, Volvo Cars shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Polestar’s cost. Any settlement proposed by Polestar on its own account must take account of potential implications for Volvo Cars and shall therefore be agreed in writing with Volvo Cars before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

9.	LIMITATION OF LIABILITY

9.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement.

9.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with this Agreement shall be limited to ten (10) percent of the Fee payable by Polestar to Volvo Cars under this Agreement.

9.3	The limitations of liability set out in this Section 9 shall not apply in respect of damage;

(a)	caused by wilful misconduct or gross negligence, or

(b)	caused by a Party’s breach of the confidentiality undertakings in Section 11 below.

10.	GOVERNANCE

10.1	Governance

10.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement, including its Appendices as well as issues and/or disputes arising under this Agreement.

10.1.2	The Parties agree that governance in respect of this Agreement shall be handled in accordance with what is set out in the Governance and Change Structure in Appendix 3.

Service Agreement (RoW)

20190629

10.1.3

The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. In the event that the Parties on an operational level cannot agree, each Party shall be entitled to escalate such issue in accordance with what it set forth in the Governance and Changes Structure in Appendix 3 to this Agreement. In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section 15 shall apply.

11.	CONFIDENTIAL INFORMATION

11.1

All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 11.1 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and make use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

11.2

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 11.

Service Agreement (RoW)

20190629

11.3

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

11.4

If any Party violates any of its obligations described in this Section 11, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 15.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

11.5	This Section 11 shall survive the expiration or termination of this Agreement without limitation in time.

12.	TERM AND TERMINATION

12.1

This Agreement shall become effective as set forth in the preamble to this Agreement and shall remain in force during the performance of the Services and the validity of the license period of the license granted to Polestar under this Agreement, unless terminated in accordance with Section 12.2 below.

12.2	Either Party shall be entitled to terminate this Agreement with immediate effect in the event;

(a)

the other Party commits a material breach of the terms of this Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied);

(b)

the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors; or

12.3	For avoidance of doubt, either Party not paying the Fee, without legitimate reasons for withholding payment, shall be considered a material breach for the purpose of this Agreement.

12.4	Polestar shall in addition be entitled to cancel the Services performed by Volvo Cars for convenience upon 90 days written notice to Volvo Cars.

12.5

In the event Polestar cancels the Services in accordance with Section 12.4 above, Volvo Cars shall, in addition to the Fee, include any other reasonable proven costs Volvo Cars has incurred until the effective date of the cancellation.

Service Agreement (RoW)

20190629

13.	MISCELLANEOUS

13.1	Force majeure

13.1.1	Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event.

A

“Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors.

13.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under this Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

13.2	Notices

13.2.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

Service Agreement (RoW)

20190629

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any Party by email, such Party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

13.2.2	All such notices, demands, requests and other communications shall be sent to following addresses:

To Volvo Cars:	Volvo Car Corporation 56214 Partnerships & Alliances Attention: [***] SE-405 31 Gothenburg, SWEDEN Email: [***]
With a copy not constituting notice to: Volvo Car Corporation General Counsel 50090 Group Legal and Corporate Governance SE-405 31 Gothenburg, SWEDEN Email: legal@volvocars.com

Service Agreement (RoW)

20190629

To Polestar:

Polestar Performance AB

Polestar Business Office

Attention: [***]

Assar Gabrielssons Väg 9

SE-405 31 Gothenburg, SWEDEN

Email: [***]

With a copy not constituting notice to:

Polestar Performance AB

Legal Department

Assar Gabrielssons Väg 9

SE-405 31 Gothenburg, SWEDEN

Email: legal@polestar.com

13.3	Assignment

13.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent.

13.3.2	Notwithstanding the above, each Party may assign this Agreement to an Affiliate without the prior written consent of the other Party.

13.4	Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing Party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

13.5	Severability

In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

Service Agreement (RoW)

20190629

13.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement.

13.7	Amendments

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

13.8	Survival

13.8.1

If this Agreement is terminated or expires pursuant to Section 12 above,, Section 11 (Confidential Information), Section 14 (Governing Law), Section 15 (Dispute Resolution) as well as this Section 13.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

14.	GOVERNING LAW

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

15.	DISPUTE RESOLUTION

15.1	Escalation principles

15.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes in the governance forum Volvo Polestar Executive P&Q Steering Committee, described in Appendix 3, a deadlock situation shall be deemed to have occurred and any of the Parties can notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice as set forth in Section 13.2.2 above and this Section. In such deadlock notice the reasons and preferred solution for the deadlock situation shall be stated. Upon the receipt of such a deadlock notice, the receiving Party shall within ten (10) days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement in accordance with what it set forth this Section 15.1. Each such statement shall be considered by the next regular meeting held by the Volvo Polestar Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

Service Agreement (RoW)

20190629

15.1.2

The members of the Volvo Polestar Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Volvo Polestar Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Volvo Polestar Steering Committee without undue delay. If the Volvo Polestar Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall ensure that such resolution or disposition is fully and promptly carried into effect.

15.1.3

If the Volvo Polestar Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice, despite using reasonable endeavours to do so, such deadlock will be referred to the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreement for decision. Should the matter not have been resolved by the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreement within thirty (30) days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 15.2 below.

15.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 11 above.

15.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 15.1 and apply shorter time frames and/or escalate an issue directly to the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreement in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

15.2	Arbitration

15.2.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators.

15.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

15.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

Service Agreement (RoW)

20190629

15.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

This Agreement has been signed in two (2) originals, of which the parties have received one (1) each. The Parties acknowledge that this Agreement shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO CAR CORPORATION

Place: Gothenburg

Signature:	/s/ Hans Oscarsson	Signature:	/s/ Maria Hemberg

Hans Oscarsson, CFO		Maria Hemberg, SVP General Counsel
Clarification of signature and title		Clarification of signature and title

POLESTAR NEW ENERGY VEHICLE CO. LTD.

Place:

Signature:	/s/ Thomas Ingenlath	Signature:	/s/ Zhang Yi Ian

Thomas Ingenlath, CEO		Zhang Yi Ian, CFO
Clarification of signature and title		Clarification of signature and title

Appendix 1.1

Service Specification

Manufacturing Engineering and Logistics

1.1.1	.

Appendix 1.2

Service Specification

Direct Material Procurement

1.	GENERAL

1.1

This Service Specification sets out the scope and the specification of the activities that shall be performed by Volvo Cars Procurement under the Agreement and the division of responsibilities between the Parties.

2.	DEFINITIONS

2.1

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

“Procurement”—Involves both commercial purchasing and quality assurance of suppliers and their products and services.

“Direct Material Procurement”—Purchasing and quality assurance from and of Suppliers of car component tooling, car components, vehicle software and related development activities.

“Indirect Procurement”—Purchasing of Non-Production Material, Services and IT.

“SQM” means Supplier Quality Management, function within Direct Procurement that quality assures suppliers and the car components that they supply to Volvo Cars.

1

3.	GENERAL DESCRIPTION

3.1

The Parties have agreed that Volvo Cars will be the service provider of Direct Procurement activities to source and quality assure suppliers and their products to the Polestar Vehicle. The overall objective for Volvo Cars is to source the best suppliers at a competitive cost level, in a timely manner and based on Volvo Cars standards.

3.2	The services of Indirect Procurement are not included in this Agreement, and will be subject to a separate agreement.

3.3	The principles for common vendor tooling are not included in this Agreement, and will be subject to a separate agreement.

3.4	The Direct Material Procurement services cover:

•	Polestar Technology (Category 1) components

•	PS Unique Volvo Technology (Category 2) components

•	Volvo Technology (Category 3A and 4) components

•	Common Polestar Technology (Category 3B) components

4.	ASSUMPTIONS/PRE-REQUISITES

4.1

The Procurement services will be carried out according to and within Volvo Cars existing sourcing process and approval levels. Volvo Cars Procurement will follow the already established functional forums, where Procurement is required for the sourcing process. Sourcing Strategy (bidders list) and Sourcing Decision (final supplier) will be approved in Volvo Cars Supplier Choice Meeting (“SCM”) and Supplier Choice Consensus (“SCC”). The sourcing decisions will be made in SCM and SCC. The governance procedure is described in Appendix 4.

4.2

At the supplier selection for Polestar Technology components, Polestar is responsible to participate in the SCM and is regarded as one of the Stakeholders and will have a voice in the SCM. At the supplier selection for common platform components, Polestar is invited to be present in the SCM.

4.3	Volvo Cars Procurement requires all Engineering Statement of Work (“ESOW”) to be agreed and signed-off between Volvo Cars and Polestar R&D before Sourcing is commenced.

4.4	Sourcing decisions will be based on multiple parameters such as quality, technical capability, sustainability, strategic consideration, and price. All price calculations are based on landed cost.

4.5

To adhere to Volvo Cars standards, the Volvo Cars Purchasing Terms & Conditions will be used towards the suppliers at sourcing and contract signing. Volvo Cars plants payment terms: 60 days + free delivery months and 75 days net for export/import between EU and China. Volvo Cars delivery terms: FCA.

2

4.6

“Arm’s length principle” will be applied, meaning that information shared with Polestar about for instance Volvo Cars supplier strategies and agreements will be based on “need-to-know” basis only. Volvo Cars will not share benchmark data without the consent of the Supplier.

4.7	Volvo Cars will use its own standard agreements for sourcing Volvo Technology parts, but will not commit to volume on behalf of Polestar.

4.8	Volvo Cars Procurement functions will work in their normal line organisation while providing this service to Polestar, and may work with other projects in parallel.

5.	DESCRIPTION OF THE SERVICE ACTIVITIES

5.1	The service will be provided in three main phases:

1.

Strategic—strategic alignment for Polestar Vehicle. Volvo Cars Procurement is responsible to lead the overall strategic work including CBP, Design to Profitability (“DtP”) and benchmarking and will align the strategy and the targets with Polestar.

2.	Sourcing—Volvo Cars Procurement will lead the sourcing including team set-up, planning, execution, negotiation, contract, including performing needed supplier quality assessments.

3.	Industrialization—Volvo Cars Procurement will lead the industrialization including, risk assessment, PPAP and capacity verification.

5.2	The service deliveries will be the following:

•	Sourcing work including cost estimates and capacity leading up to a Sourcing Strategy and Sourcing Decision in SCM/SCC.

•	Prepare Supplier contracts and Contracted Weekly Capacity (“CWC”) (to be signed by Polestar).

•

Place build, tool, prototype, engineering and production orders (blanket) and price updates. Ordering will be done in SI +/SAP with Polestar order template when Polestar owned tool orders. For Volvo Cars Procurement to be able to place orders in SI+, Polestar unique suppliers need to be registered and included in supplier base system VSM/Parma. Polestar orders will be approved in SI+ according to Volvo Delegation of Authority.

•	PSW/PPAP per part number, approved by Volvo Site SQM including Verified Weekly Capacity.

3

•	0 km Supplier quality assurance up to Start of Production + 90 days.

5.3	Volvo Cars Procurement will perform procurement deliveries through the following functions and their activities:

•

Program management/PAM—Scope and plan the sourcing activities and drive that tasks are met timely, both for Polestar Technology and platform related parts and carline Capacity Increase Requests (“CIR”).

•	Capacity and volume pre-requisites team—Provide, via SP-tool, volume pre-requisites for the buyers RFQ and Contracted Weekly Capacity to the SQM supplier capacity verification

•	Hardware, Software and Propulsion Buyers—Perform supplier evaluation (SEM), lead the sourcing, negotiation, supplier selection and contract signing including ordering.

•	Cost estimator—Perform cost estimates based on LCE and OCE and communicate with the Buyer.

•	Forward Sourcing Buyer—Manage sourcing process and analysis in sourcing system VGS

•	SQM—Perform supplier evaluations (MSA), PPAP and verify supplier capacity.

•	Resident SQM—Plant situated SQM, will secure supplier quality at launch and 0 km supplier quality assurance.

In addition Volvo Cars Procurement will provide all management and business support needed to support the different functions and processes with decisions and business analysis to support these decisions.

5.4	Cost Targets

•

Cost targets per component and for tooling for Polestar Technology will be set based on program affordable defined by project management prior to sourcing. Polestar has stated the affordable material cost target and total amount for tooling for the Polestar Vehicle. Deviations from set cost targets for Polestar Technology components will be aligned in operational program meetings and then agreed in SCM/SCC, including participation from Polestar. In the event a deviation cannot be agreed in SCM/SCC, the issue will be escalated according to the governance process described in Appendix 3. Cost target for common components will follow the already established Volvo Cars internal process.

•

Eventual year-over-year cost reductions (LTA’s) for Polestar Technology components will be handled based on case-by-case potential and according to supplier strategies or based on agreement with Polestar.

•	Volvo Cars Procurement will keep Polestar informed of the overall progress of the sourcing including potential deviations from targets in operational program meetings.

4

6.	POLESTARS RESPONSIBILITIES

6.1

Polestar must provide an overall high-level volume plan as well as a detailed volume plan in front of sourcing activities. The detailed volume plan must include complete information at a level that enables sourcing at component level, with specification of take-rates and variants.

6.2

Polestar is responsible to participate in SCM and SCC meetings for Polestar Technology components. If Polestar can not to participate, the decisions cannot be made by Volvo Cars in SCM and SCC, unless prior approval has been given by Polestar. Polestar may be invited to be present in Supplier Choice meetings for Volvo Technology components.

6.3	Polestar is responsible to provide approved overall funding of tooling investments for Polestar Technology tooling and agreed cost targets in front of negotiations with suppliers.

6.4	Polestar will abide to Volvo Cars supplier strategies and, with Volvo Cars R&D agreed, Commodity Business Plans (“CBP”).

6.5	Polestar shall sign an agreement based on its Delegation of Authority to commit to volume, as necessary. Polestar will be responsible for its own capacity and volume forecasts.

6.6	Polestar will always be ultimately responsible for the Purchase Orders placed in Polestars name (i.e. payments, volume).

6.7	Only if requested by Volvo Cars will Polestar give input for sourcing of suppliers for Polestar Technology components.

6.8	Only if requested by Volvo Cars will Polestar participate in supplier strategy work for Polestar Technology components.

1.2

Polestar will keep a Power of Attorney updated and available for each of Volvo Cars legal entities to act on Polestars behalf. The purpose is to avoid any confusion towards suppliers and clarify that Volvo Cars has the authority to deliver the direct material procurement for Polestar.

1.3	Polestar will need to sign all agreements according to Polestar Delegation of Authority. Volvo Cars will use Polestar templates when acting on Polestars behalf.

5

APPENDIX 2

FEE

[***]

6

Appendix 3

Governance and Change Structure

1.	GENERAL

1.1	This Appendix 3 outlines the governance structure for this Agreement between the two Parties as well as how to handle changes along the development project.

2.	DEFINITIONS

2.1

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Appendix have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

3.	GOVERNANCE STRUCTURE

3.1	Procurement

3.1.1

The operational levelforum for procurement will follow the already established cross functional and agile forums, where procurement is required for the sourcing process. The meetings manage operational issues in the sourcing process and prepares the information to be formally decided in Volvo Cars Supplier Choice Meeting (“SCM”) and Supplier Choice Consensus (“SCC”). Polestar is invited to the established functional forums and meetings as requested and there Polestar will be informed of the overall progress of the sourcing of Polestar Technology including potential deviations from targets. The participants are the Volvo Cars Procurement program manager and Polestar Procurement Manager. Meeting cadence is based on request.

3.1.2

The SCM is the forum that decides on sourcing strategies, sourcing decisions and manages disagreements in deviations of program targets. The chairman of the meeting is the Volvo Cars Vice Presidents of Direct Material and participants are Volvo Cars Vice Presidents of Direct Material, Volvo Cars Sourcing Analyst, Volvo Cars Cost Estimate Director and Volvo Cars SQM Program Manager. At the supplier selection for Polestar Technology components, Polestar is responsible to participate in the SCM and is regarded as one of the stakeholders and will have a voice in the SCM. At the supplier selection for common platform components, Polestar is invited to be present in the SCM. The meeting is held weekly.

1

3.1.3

The SCC is the next level of governance forum for procurement, and it also decides sourcing strategy, sourcing decisions and manages disagreements in deviations of program targets. However, the SCC is only deciding on items escalated by Polestar and items that has decision value of more than [***]. Sourcing decisions for certain, defined critical, commodities must be finally decided by SCC, after decision in SCM. The chairman of the meeting is Volvo Cars Head of Global Procurement and Volvo Cars Vice Presidents of Procurement, as well as other unit stakeholders depending on agenda. At the supplier selection for Polestar Technology components, Polestar is responsible to participate in the SCC and is regarded as one of the Stakeholders and will have a voice in the SCC.

3.1.4	The next governance level for procurement is the Executive P&Q Steering Committee as described in Section 3.3.

3.2	Manufacturing Engineering & Logistics

3.2.1

The governance and co-operation for the manufacturing engineering and logistics is to be primarily conducted at M&L Operational Program Meetings between the Parties, but if Polestar objects to decisions made in the M&L Operational Program Meeting issues can be escalated to the Volvo Polestar M&L Program Review Meeting. The Volvo Polestar M&L Program Review Meeting will handle issues where a decision regarding deviations from M&L objectives have to be made. The meeting participants are Volvo Cars Manufacturing Business Office (“MBO”) representative and Volvo Cars plant in Chengdu General Manager and Polestar Manufacturing Business Office and Polestar Finance. The meeting chair is Volvo Cars MBO and the meeting is held quarterly.

3.2.2

The next governance level for Manufacturing Engineering & Logistics is the Volvo Polestar Chengdu Steering Committee (“VPCSC”). The VPCSC is handling escalated topics escalated by Polestar and discuss strategic questions related to production. The participants are Volvo Cars SVP Manufacturing & Logistics and Polestar SVP Manufacturing & Logistics and Polestar Manufacturing Business Office, the meeting is facilitated by Volvo Cars MBO and is held quarterly.

3.3	Joint Governance Level

3.3.1

In the event that Polestar objects to decisions made in the VPCSC and the Parties cannot agree on a joint solution for disagreements or disputes handled, the final governance level is the Volvo Polestar Steering Committee. The participants in the Volvo Polestar Steering Committee is Volvo CEO and CFO and Polestar CEO and CFO, as well as other relevant participants from both Parties related to the subjects discussed. The meeting is held monthly or as otherwise agreed, based on escalated items.

2

3.3.2

If the Volvo Polestar Steering Committee cannot settle the disagreement, such deadlock will be referred to the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreement, for deadlock resolution, according to the escalation principles described in the Agreement Section 18.

3.3.3	The governance structure between Volvo Cars and Polestar is illustrated in a picture at the end of this appendix.

3

Arbitration

Deadlock resolution—CEO and CFO of the two owners of Polestar on the signing date of this Agreement

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Side Letter

201906309

SIDE LETTER

This side letter (“Side Letter”) is entered into on 30 June 2019 and made between:

Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”);

Volvo Cars (China) Investment Co., Ltd. Reg. No. 913101145574653825, a limited liability company incorporated under the laws of the People’s Republic of China (“Volvo Cars China”);

Polestar Performance AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden (“Polestar”); and

Polestar New Energy Vehicle Co. Ltd., Reg. No. 91510100MA6BX1H33P, a limited liability company incorporated under the laws of the People’s Republic of China (“Polestar China”).

Each of Volvo Cars, Volvo Cars China, Polestar and Polestar China are hereinafter referred to as a “Party” and jointly as the “Parties”. Volvo Cars and Volvo Cars China are jointly referred to as the “Volvo Cars Entities” and Polestar and Polestar China are jointly referred to as the “Polestar Entities”.

BACKGROUND

A.	The Parties have entered into four separate license and service agreements for the development of the Polestar Vehicle and related services.

B.	The Parties now wish to clarify in writing the contractual setup and the relationship between the four Agreements, as set out below.

C.	It is also noted that the payments to Volvo Cars under the Agreements may be subject to withholding tax (“WHT”) and Polestar Entities shall compensate Volvo Cars as stated in the Side Letter.

D.	Unless otherwise defined in this Side Letter, capitalized terms used herein shall have the meaning ascribed to them in each of the Agreements.

1	CONTRACTUAL SET-UP

1.1	There are four separate agreements that will be signed together with this Side Letter:

(a)	License and Service Agreement between Volvo Cars and Polestar (“License and Service Agreement RoW”),

(b)	License Agreement between Volvo Cars and Polestar China (“License Agreement China”),

(c)	Service Agreement between Volvo Cars and Polestar China (“Service Agreement RoW”),

(d)	Service Agreement between Volvo Cars China and Polestar China (“Service Agreement China”).

The four agreements in Section l.l(a)-(d) are together referred to as the “Agreements”.

1.2	Even though the Agreements are four separate agreements with different parties, the Parties acknowledge that their intention is that the Agreements actually constitute one and the same agreement.

2	FEE

2.1	[***]

2.2

The Parties agree that the percentages and amounts set out in Appendix 2 to each of the Agreements referenced in Section 1.1 shall be interpreted in light of the fact that the four Agreements shall actually constitute one and the same agreement. [***]

2.3	In the light of the foregoing, the Parties agree that the below mentioned Sections in Appendix 2 to the above mentioned Agreements shall be interpreted as follows:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

3	SPLIT OF WHT

3.1	[***]

4	NO SUB-LICENSING BETWEEN THE POLESTAR ENTITIES

4.1

The Parties acknowledge that the rights granted to the Polestar Entities is to some extent sub-licensable to inter alia Polestar Affiliates under the Agreements. It is, however, not the intention of the Parties that the Polestar Entities shall be allowed to sub-license the rights granted under each of the Agreements to each other instead of utilising the rights granted to such Polestar Entity under its own Agreement. In the light of the above, the Polestar Entities shall thus not be allowed to sub-license any of the rights granted under the Agreements between them, but only to other Polestar Affiliates of them as stipulated in each of the Agreements.

2

5	AMENDMENTS

5.1

The Parties agree that, if an amendment is made to one of the Agreements, the Party not being a Party to such amended Agreement agrees to make the corresponding amendment to the Agreement it is a Party to, unless otherwise agreed between the Parties.

6	TERMINATION

6.1	A breach of this Side Letter shall be considered a material breach under each of the Agreements.

7	DISPUTE RESOLUTION

7.1

Any dispute, controversy or claim arising out of or in connection with this Side Letter, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators. The Parties’ intention is that the identical arbitration clauses in each of the Agreements, with the exception of the Service Agreement China, shall function as one and the same arbitration agreement entered into between, on the one hand, Volvo Cars, and, on the other hand, Polestar and Polestar China. Accordingly, the Parties agree that any disputes, controversies or claims arising out of or in connection with the License and Service Agreement RoW, the License Agreement China, the Service Agreement RoW, and/or this Side Letter, or the breach, termination or invalidity thereof, may upon request by a party to such agreement be consolidated into one arbitration proceeding.

8	MISCELLANEOUS

8.1

This Side Letter shall become effective as set forth in the preamble of this Side Letter and shall remain in force until all tax decisions to be made by authorities regarding the Agreements and this Side Letter are final.

8.2

This Side Letter is hereby incorporated to, and shall form an integral part of, in relation to the relevant Parties, the relevant Agreements. This Side Letter takes precedence over the Agreements if they are contradictory or ambiguous.

[Signature page follows]

3

This Side Letter has been signed in four (4) originals, of which the parties have received one (1) each. The Parties acknowledge that this Side Letter shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO CAR CORPORATION

Place: Gothenburg

/s/ Hans Oscarsson	/s/ Maria Hemberg
Signature	Signature

Hans Oscarsson, CFO	Maria Hemberg, SVP General Counsel
Clarification of signature and title	Clarification of signature and title

VOLVO CAR (CHINA) INVESTMENT CO. LTD

Place: Gothenburg

/s/ Hans Oscarsson	/s/ Maria Hemberg
Signature	Signature

Hans Oscarsson, CFO	Maria Hemberg, SVP General Counsel
Clarification of signature and title by POA	Clarification of signature and title by POA

POLESTAR PERFORMANCE AB

Place:

/s/ Thomas Ingenlath	/s/ Zhang Yi Ian
Signature	Signature

Thomas Ingenlath, CEO	Zhang Yi IAN, CFO
Clarification of signature and title	Clarification of signature and title

POLESTAR NEW ENERGY VEHICLE CO. LTD.

Place:

/s/ Thomas Ingenlath	/s/ Zhang Yi Ian
Signature	Signature

Thomas Ingenlath, CEO	Zhang Yi Ian, CFO
Clarification of signature and title	Clarification of signature and title

Agreement No. PS20-086

Novation Agreement

This Novation Agreement (the “Agreement”) is entered into by and among the following parties on 8 December, 2020.

Polestar New Energy Vehicle Co., Ltd./ , registration number (USCC) 91310000MA1FL17P99, a limited liability company duly incorporated and validly existing under the Laws of People’s Republic of China (the “Transferor”)

Polestar Automotive China Distribution Co., Ltd./ registration number (USCC) 91310000MA1GWM6F9C, a limited liability company duly incorporated and validly existing under the Laws of People’s Republic of China (the “Transferee”); and

Volvo Car Corporation, registration number 556074-3089, a limited liability company duly incorporated and validly existing under the Laws of Swedish (the “Volvo Cars”).

The above parties shall be hereinafter referred to as a “Party” individually and as the “Parties” collectively.

WHEREAS:

(1)

The Transferor and Volvo Cars entered into a Service Agreement in relation to manufacturing engineering, logistic engineering and direct material procurement services connected to Polestar 3 car model (the “Original Agreement”) on 30 June, 2019;

(2)	The Transferor agrees to transfer all of the rights and outstanding obligations under the Original Agreement to the Transferee and the Transferee agrees to accept such transfer.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1 Transfer of Rights and Obligations

1.1

The Parties hereby agree, by execution of this Agreement and subject to the terms and conditions contained herein, that the Transferor hereby transfers all of its rights and outstanding obligations under the Original Agreement to the Transferee, and the Transferee agrees to substitute the Transferor as a party to the Original Agreement, and shall acquire all of the rights of the Transferor under the Original Agreement and undertake all of the outstanding obligations of the Transferor thereunder on the Effective Date (as defined below).

1.2	As of the Effective Date of the Agreement, the Transferor shall not be severally liable for any liability of the Transferee to perform its obligations under the Original Agreement.

1.3	The Transferee confirms that it can fully perform all obligations as they exist under the Original Agreement.

Article 2 Taxes, Costs and Expenses

The Parties shall be responsible for any taxes, costs and expenses incurred by them respectively in connection with the rights and obligation transfer according to this Agreement.

Article 3 Effectiveness

This Agreement shall become effective on the date that it is duly executed by all the Parties (the “Effective Date”).

Agreement No. PS20-086

Article 4 Governing Law and Dispute Resolution

Section 14 and 15 of the Original Agreement shall apply to this Agreement as well.

Article 5 Language and Originals

This Agreement shall be made in English and in three originals with each Party keeping one original.

[Signature pages to follow]

Agreement No. PS20-086

IN WITNESS whereof the Parties hereto have executed the Agreement as of the date first above written.

The Transferor: Polestar New Energy Vehicle Co., Ltd./

(Seal)

/s/ Lars Danielson
Legal Representative: Lars DANIELSON

The Transferee: Polestar Automotive China Distribution Co., Ltd./

(Seal)

/s/ Lars Danielson
Legal Representative: Lars DANIELSON

Agreement No. PS20-087

Volvo Cars: Volvo Car Corporation

By:	/s/ Maria Hemberg	By:	/s/ Carla De Geyseleer

Printer Name:	Maria Hemberg	Printer Name:	Carla De Geyseleer

Title:	General Counsel	Title:	CFO
Date:	17 Dec. 2020	Date:	17 Dec. 2020